EX-99.B(d)rsimafee

                  EXHIBIT A TO INVESTMENT MANAGEMENT AGREEMENT


                         UNITED RETIREMENT SHARES, INC.

                                  FEE SCHEDULE

A cash fee computed each day on net asset value for the Fund at the annual rates listed below:

Net Assets                                      Fee
----------                                      ---
Up to $1 billion                                0.70% of net assets

Over $1 billion and up to $2 billion            0.65% of net assets

Over $2 billion and up to $3 billion            0.60% of net assets

Over $3 billion                                 0.55% of net assets


























As Amended and Effective June 30, 1999.